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2000 One Logan Square                                         Morgan, Lewis
                                                              & Bockius LLP
Philadelphia, PA 19103-6993
                                                          COUNSELORS AT LAW
215-963-5000

Fax: 215-963-5299
                                                                    Exhibit 5.1

February 10, 1998

CDnow, Inc.
Jenkins Court, Suite 300
610 Old York Road
Jenkintown, PA 19046

Re:      CDnow, Inc.
         Registration Statement on Form S-1 (No. 333-41241)
         --------------------------------------------------

Ladies and Gentlemen:

We have acted as counsel to CDnow, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-1 (Registration No. 333-41241)(the "Initial Registration Statement") and a second Registration Statement on Form S-1 to be filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the "Rule 462(b) Registration Statement" and together with the Initial Registration Statement, the "Registration Statements"), collectively relating to the offering of up to 4,715,000 shares of the Company's common stock, no par value (the "Common Stock"), of which 4,561,250 shares of Common Stock, including 461,250 shares that may be purchased by the underwriters upon exercise of their overallotment option, are to be newly issued and sold by the Company (the "Company Shares"), and 153,750 shares, which may be purchased by the underwriters upon exercise of their overallotment option, are to be sold by the selling shareholders (the "Selling Shareholder Shares") listed in the Initial Registration Statement under "Principal and Selling Shareholders."

In rendering the opinion set forth below, we have reviewed (a) the Registration Statements and the exhibits thereto; (b) the Company's Articles of Incorporation, as amended; (c) the Company's Bylaws, as amended; (d) certain records of the Company's corporate proceedings as reflected in its minute and stock books; (e) the Underwriting Agreement pertaining to the proposed offering subject to the Registration Statements; and (f) such other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that, (i) when issued by the Company and paid for by the Underwriters in the manner contemplated in the Registration Statements, the Company Shares will be duly authorized, validly issued, fully paid and nonassessable and (ii) the Selling Shareholder Shares are duly authorized, validly issued, fully paid and nonassessable.

Our opinion set forth above is limited to the laws of the Commonwealth of Pennsylvania.

We hereby consent to the use of this opinion as Exhibit 5 to the Rule 462(b) Registration Statement and to the reference to this firm under the caption "Legal Matters" contained in the Initial Registration Statement and incorporated by reference into the Rule 462(b) Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP